Exhibit 99.1

Sanjay Jha Named Co-Chief Executive Officer of Motorola and Chief Executive Officer of Mobile Devices Business

Greg Brown, Co-Chief Executive Officer of Motorola, Named Chief Executive Officer of Broadband Mobility Solutions Business

SCHAUMBURG, Ill., Aug. 4 -- Motorola, Inc. (NYSE: MOT) today announced its Board of Directors has named Dr. Sanjay Jha as Co-Chief Executive Officer of Motorola and Chief Executive Officer of Motorola's Mobile Devices business, effective immediately. Jha will be responsible for overseeing all aspects of the Company's Mobile Devices business and report directly to the Board. Greg Brown will also serve as Co-Chief Executive Officer of Motorola and has been named Chief Executive Officer of Motorola's Broadband Mobility Solutions business which consists of the Home & Networks Mobility and Enterprise Mobility Solutions businesses. Brown and Jha will share responsibility for Motorola as it moves towards separating into two independent, publicly-traded companies.

On behalf of the Motorola Board of Directors, David Dorman, chairman of the Board, said, "Sanjay's technical expertise and industry experience make him ideally suited to lead Mobile Devices. As Co-CEOs, Greg and Sanjay will build on the significant changes and solid progress achieved at Motorola and the Mobile Devices business under Greg's leadership during the last seven months. I believe this is the right structure with the right leaders to provide the necessary management focus and agility to position both businesses for long term success."

"I am delighted Sanjay will be joining Motorola as Co-CEO and as CEO of Mobile Devices, and I look forward to partnering with him. Our ability to attract a leader of Sanjay's caliber is a testament to the strong potential of the Mobile Devices business," said Greg Brown, Co-CEO of Motorola and CEO of Motorola's Broadband Mobility Solutions business. "I am confident Sanjay will continue the important progress we have made and strengthen our ability to deliver innovative products and experiences to market for the long-term future of this business."

"Motorola is the pioneer in mobile devices and I am honored to become Co-CEO of this Company and CEO of the Mobile Devices business," said Jha. "I welcome the opportunity to lead this Company into the future, while working to create a successful independent Mobile Devices company that will continue to innovate and grow for years to come. I look forward to working closely with Greg, the Board, the senior leadership team, and Motorola's talented, hard-working and dedicated associates around the globe to build value for our stockholders."

Jha, age 45, most recently served as chief operating officer of QUALCOMM Incorporated where he was responsible for overseeing Corporate Research and Development and QUALCOMM Flarion Technologies (QFT). Jha also served as president of

QUALCOMM CDMA Technologies (QCT), QUALCOMM's chipset and software division and the world's largest fabless semiconductor producer for the last five years. Jha began his career at QUALCOMM in 1994. He was promoted to vice president of engineering in 1997, and then to senior vice president of engineering in 1998. Jha became executive vice president of QUALCOMM and president of QCT in 2003. He was named COO in December 2006. He is also a member of the QUALCOMM Ventures advisory committee. Prior to joining QUALCOMM, Jha held lead design engineering roles with Brooktree Corporation, San Diego, and GEC Hirst Research Labs, London, England.

Jha holds a Ph.D. in electronic and electrical engineering from the University of Strath-clyde, Scotland. He received his bachelor of science degree in engineering from the University of Liverpool, England.

Motorola has entered into an employment agreement with Jha, the material terms of which are described in a Current Report on Form 8-K that the Company will file with the Securities and Exchange Commission. As part of Jha's equity compensation package, Motorola will grant certain stock options and restricted stock units pursuant to the inducement award exception to the stockholder approval requirements under the New York Stock Exchange rules as described in the Form 8-K.

About Motorola

Motorola is known around the world for innovation in communications. The company develops technologies, products and services that make mobile experiences possible. Our portfolio includes communications infrastructure, enterprise mobility solutions, digital set-tops, cable modems, mobile devices and Bluetooth accessories. Motorola is committed to delivering next generation communication solutions to people, businesses and governments. A Fortune 100 company with global presence and impact, Motorola had sales of US $36.6 billion in 2007. For more information about our company, our people and our innovations, please visit http://www.motorola.com.

Forward Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward- looking statements include, but are not limited to statements about the separation of the Company into two publicly-traded companies. Motorola cautions the reader that the risk factors on page 18 through 27 of Item 1A of Motorola's 2007 Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (SEC), could cause Motorola's actual results to differ from those contained in the forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to: market conditions in general and those applicable to alternatives for the Company's businesses, possible negative effects on the Company's business operations, financial performance or assets as it moves forward with its plan to separate into two companies and tax and regulatory matters. Motorola undertakes no obligation to publicly update any forward-looking statement or risk factor; whether as a result of new information, future events or otherwise.

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Media Contact:
Jennifer Erickson
Motorola, Inc.
+1 847-435-5320
jennifer.erickson@motorola.com

Investor Contact:
Dean Lindroth
Motorola, Inc.
+1 847-576-6899
dean.lindroth@motorola.com